UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2005

The Knot, Inc.

(Exact Name of Registrant as Specified in its Charter)

DE	000-28271	13-3895178
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

462 Broadway, 6th Floor New York, NY	10013
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 219-8555

(Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01	Entry into a Material Definitive Agreement

On June 30, 2005, the Board of Directors of The Knot, Inc. authorized the following compensation for service as a non-employee director: $2,000 for each Board meeting attended in person and $500 for each Board meeting attended telephonically; a grant of 7,500 restricted shares of common stock upon initial appointment to the Board, which vest in three equal annual installments; and a grant of 2,500 restricted shares of common stock on the date of each Annual Meeting of Stockholders, which vest after one year. In addition, the Chairperson of the Audit Committee of the Board shall receive an annual retainer of $5,000 effective July 1, 2005.

Effective June 2, 2005, the Board suspended the Automatic Option Grant Program of The Knot’s Amended and Restated 1999 Stock Incentive Plan, such that such that no new options will be granted under the program unless and until the Board reinstates the program, and any outstanding options previously granted under the program will not be affected by the suspension and will continue in full force and effect.

On June 30, 2005, in light of the suspension of the Automatic Option Grant Program and the newly adopted non-employee director compensation policy, Lisa Gersh Hall and Matthew Strauss, who were elected to the Board on June 2, 2005, were each granted 7,500 restricted shares of common stock, which vest in three equal annual installments.

Non-employee directors shall continue to be reimbursed for travel and other out-of-pocket costs incurred in connection with their attendance at meetings of the Board.

Employee members of the Board are not paid separately for their service on the Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Knot, Inc. (Registrant)

Date: July 5, 2005	By:	/s/ Richard E. Szefc
Chief Financial Officer, Treasurer and Secretary